EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Number: 04-17

XTO ENERGY ACQUIRES PROPERTIES IN WEST TEXAS AND WYOMING FROM

EXXONMOBIL; TARGETS 35% OIL PRODUCTION GROWTH IN 2004

FORT WORTH, TX (May 3, 2004) – XTO Energy Inc. (NYSE-XTO) announced today that it has agreed to purchase long-lived producing properties in the Permian Basin of West Texas and in the Powder River Basin of Wyoming, from ExxonMobil Corporation (NYSE-XOM) of Irving, Texas, for $336 to $341 million, subject to revenue adjustments and depending on property performance over the ensuing twelve months. XTO Energy’s internal engineers estimate long-lived proved reserves to be about 38 million barrels of oil equivalent (MMBOE), 82% of which are proved developed. Upside reserve potential of 30 to 50 billion cubic feet (Bcf) of gas exists through future development of Powder River coal bed methane (CBM). XOM will retain an overriding royalty interest in the CBM reserves. The acquisitions will initially add about 6,600 barrels of oil equivalent per day (BOE/d). The Company will operate more than 80% of the value of these high-margin producing properties.

“These transactions highlight our efforts of working with the Majors to acquire exceptional properties in regions where XTO has experience and a history of success,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Both the Permian Basin and the Wyoming assets are an ideal expansion to our current operations. Altogether, we have captured another wedge of long-lived reserves with compelling economics and development upsides.”

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XTO Energy Acquires Properties in West Texas and Wyoming from Exxon Mobil; Targets 35% Oil Production Growth in 2004

“These high-quality properties support the key tenets of our profitable, long-term growth platform,” noted Steffen E. Palko, Vice Chairman and President. “We are acquiring a stable production profile to supplement the Company’s overall decline-curve management. Our in-house expertise should effect improvements in waterflood operations, reserve recovery and cost structure. Perhaps most important, these properties inspire growth by replenishing upside opportunities for oil production and opening a new coal bed methane development area.”

In northeastern Wyoming, XTO is acquiring proved reserves in the Hartzog Draw Unit of Johnson County. Net daily production from this waterflood field is about 2,300 barrels of oil. As operator, the Company will control a 72% working interest across the 35,775 acre unit and will initiate a program to optimize secondary-recovery operations and drill additional wells within the field. CBM development from the shallow Fort Union coal bed zones (Big George), delineated under 12,500 net acres, offers immediate upsides in production and reserves.

XTO Energy is also expanding its presence in the Permian Basin with the purchase of proved reserves in Yoakum and Gaines counties of West Texas. The net production currently attributed to the properties is about 4,300 BOE/d, of which 9% is natural gas. The Company is purchasing operated interests in four producing fields — Wasson, Russell, Champmon and Bruce. Ownership in nonoperated properties includes working interests in two fields — Flanagan and Wasson 72.

The transactions are effective March 1, 2004 for the Hartzog Draw Unit and April 1, 2004 for the Permian properties. The Company plans to fund the purchases through a combination of cash flow, bank debt and the sale of common stock.

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XTO Energy Acquires Properties in West Texas and Wyoming from Exxon Mobil; Targets 35% Oil Production Growth in 2004

XTO Energy Inc. is a premier domestic natural gas and oil producer engaged in the acquisition, exploitation and development of quality, long-lived producing properties. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska and Louisiana.

XTO Energy will conduct a conference call with executive management to discuss the acquisitions today at 11:00 a.m. (Central), Monday, May 3rd. The conference call, along with a presentation providing maps and other data relating to the transaction, can be accessed on the Company’s website at www.xtoenergy.com.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President & CFO	Vice President - Investor Relations
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

Statements made in this news release, including those relating to proved reserves, upside reserve potential, property margins, production profile, economic returns, future production, growth in production, long-term profitable growth, 2004 natural gas production increase, development costs, development potential and achievements, acquisition growth and method of financing are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close any of the acquisitions, the exercise of a preferential right by third parties, the timing and results of drilling activity and higher than expected production costs and other expenses. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.